UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2019

World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1241 East Main Street, Stamford, CT	06902
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01 per share	WWE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company ad defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Material Definitive Agreement.

On May 24, 2019, World Wrestling Entertainment, Inc. (the “Company”) and certain of its domestic subsidiaries (collectively, the “Loan Parties”) entered into an amended and restated $200 million senior unsecured revolving credit facility with a syndicated group of banks, with JPMorgan Chase Bank, N.A. acting as administrative agent (the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement replaces the previous $100 million revolving credit facility. The Amended and Restated Credit Agreement, among other things, (a) increases the aggregate amount available to the Company from $100 million to $200 million, (b) extends the revolving maturity date from July 29, 2021, to May 24, 2024, (c) increases the uncommitted accordion feature from $50 million to $100 million, (d) increases the basket for permitted liens from $5 million to $35 million, (e) provides the Company with greater flexibility to make investments and capital expenditures, (f) excludes the Company’s new corporate headquarters lease from the leverage and interest coverage ratios and (g) amends the applicable commitment fee rate to be generally more favorable for the Company.

Under the Amended and Restated Credit Agreement, the Company is permitted to borrow from time to time amounts of up to an aggregate of $200 million, with up to $30 million being available for letters of credit. The Amended and Restated Credit Agreement is unsecured and is guaranteed by certain domestic subsidiaries of the Company. The interest rate for borrowings under the Amended and Restated Credit Agreement will be, at the Company’s election, either (a) an alternate base rate equal to the higher of (1) the prime rate in effect on such day, (2) the federal funds effective rate or overnight bank funding rate (whichever is higher) plus 0.5% and (3) the Eurodollar rate applicable for a one-month interest period plus 1.0% (collectively, the “ABR Rate”), plus an applicable margin described below, or (b) an adjusted Eurodollar rate, plus an applicable margin ranging from (x) 0.00% to 0.75% with respect to loans as to which the ABR Rate election is in effect, or (y) 1.00% to 1.75% with respect to loans as to which the Eurodollar rate election is in effect, in each case with the effective margin determined based on the Company’s leverage ratio as defined in the Amended and Restated Credit Agreement.  In addition, the Company will be required to pay a commitment fee based on the applicable leverage ratio ranging from 0.15% to 0.25%.

Letters of credit issued under the Amended and Restated Credit Agreement will be assessed a fee based upon the applicable margin charged for Eurodollar rate loans. In addition, the Company will pay the issuing banks a fronting fee of 0.125% per year on the undrawn and unexpired amount of each issued letter of credit.

The Amended and Restated Credit Agreement contains certain representations and warranties, affirmative and negative covenants and events of default customary for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, mergers and acquisitions, dispositions of assets, investments, capital expenditures, and transactions with affiliates. The Company is permitted to pay dividends in an unlimited amount so long as no default or event of default has occurred and is continuing and after giving pro forma effect to the making of such dividends and the Company is in pro forma compliance with its financial covenants.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Credit Agreement, which is filed as Exhibit 10.18 to this Current Report on Form 8-K and incorporated herein by reference.

Certain of the lenders under the Amended and Restated Credit Agreement, or their affiliates, have provided, and may in the future provide, commercial or investment banking, trust, advisory and other financial services in the ordinary course of business for customary fees.

Item 2.03Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits

10.18Amended and Restated Credit Agreement, dated as of May 24, 2019, among World Wrestling Entertainment, Inc., certain subsidiaries of World Wrestling Entertainment, Inc. party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders, issuing banks and agents party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

Dated:	May 24, 2019	By:	/s/ MARK KOWAL
Mark Kowal
Chief Accounting Office and Senior Vice President, Controller